                                                                      EXHIBIT 99

                                  [EFX LOGO]
                         Notice of 2001 Annual Meeting
                              and Proxy Statement
                                [Equifax LOGO]

[LOGO OF EQUIFAX]
1550 Peachtree Street, N.W.
Atlanta, Georgia 30309

                                                                 March 30, 2001

DEAR SHAREHOLDERS:

We invite you to attend the 2001 annual meeting of shareholders on Wednesday, May 2, 2001, at 10:00 a.m. (EST) in the Georgia Center for Advanced Telecommunications Technology, 250 Fourteenth Street, N.W., Atlanta, Georgia.

At this meeting, you will hear a current report on the activities of the Company, and you will have the opportunity to meet your directors and executives.

Attached are the notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our directors and director nominees. Please read these materials so that you'll know what we plan to do at the meeting. Please review the accompanying proxy card and provide us with your proxy instructions as soon as possible. This way, your shares will be voted as you direct even if you cannot attend the meeting.

On behalf of the officers and directors, I thank you for your interest in Equifax and your confidence in our future.

Very truly yours,

/s/ Thomas F. Chapman
THOMAS F. CHAPMAN
Chairman and Chief Executive Officer

                               TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS...................................   1
                              PROXY STATEMENT
ABOUT THE MEETING..........................................................   1
  Voting and Proxies.......................................................   1
  Additional Information...................................................   3
  Shareholder Proposals for the 2002 Meeting...............................   3
DIRECTORS AND CORPORATE GOVERNANCE.........................................   4
  Nominees for Election to Terms that Continue Until 2004 -- Item 1........   4
  Directors Whose Terms Continue Until 2003................................   6
  Directors Whose Terms Continue Until 2002................................   7
  Compensation of Directors................................................   8
  Committees of the Board of Directors.....................................   8
  Certain Relationships and Related Transactions...........................  10
  Information Regarding Independent Public Accountants.....................  11
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS........................  13
  Stock Ownership Reporting Compliance.....................................  14
  Stock Ownership by Beneficial Owner......................................  14
  Stock Performance Graphs.................................................  14
EXECUTIVE OFFICER COMPENSATION.............................................  17
  Report of the Compensation and Human Resources Committee on Executive
    Compensation...........................................................  17
  Executive Officer Summary Compensation...................................  21
  Stock Options............................................................  23
  Aggregated Option Exercises During 2000..................................  24
  Long-Term Incentives Granted During 2000.................................  24
  Employment Agreements and Change in Control Agreements...................  25
  Retirement Benefits......................................................  26

APPENDIX A--Audit Committee of the Board of Directors Charter..............  27

[Equifax logo]
1550 Peachtree Street, N.W.
Atlanta, Georgia 30309

                                                                 March 30, 2001

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Equifax Inc. will hold its annual meeting of shareholders in the Georgia Center for Advanced Telecommunications Technology, 250 Fourteenth Street, N.W., Atlanta, Georgia, on Wednesday, May 2, 2001, at 10:00 a.m. (EST). The purpose of the meeting is to vote on the following items:

  1.  The election of four directors; and

  2.  Any other matters that may properly come before the meeting.

The record date for the annual meeting is February 28, 2001. Only shareholders of record at the close of business on February 28, 2001, can vote at the meeting.

                                        Kent E. Mast
                                        Corporate Vice President,
                                        General Counsel & Secretary

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                PROXY STATEMENT

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               ABOUT THE MEETING

VOTING AND PROXIES

Persons who were shareholders of Equifax, as recorded in our stock register, on February 28, 2001 may vote at the meeting. On February 28, 2001, 143,127,560 shares of common stock were outstanding. Each shareholder has one vote for each share of common stock. This proxy statement contains information regarding items to be voted on at the meeting (see "Nominees for Election to Terms That Continue Until 2004" beginning on page 4) and other information regarding the Company.

Quorum and Vote Required

For an item to be considered at the annual meeting, a quorum, which is a majority of the shares entitled to be voted, must be present in person or represented by proxy. Votes withheld and "broker nonvotes" are counted as shares "present" for purposes of determining whether or not a quorum exists. A broker nonvote is where the shares held in brokerage accounts are not voted because a broker has not received voting instructions from the beneficial owner of the shares and does not have the discretionary authority to vote the shares.

If a quorum is present, directors will be elected (Item 1 -- The election of four directors) by a plurality of the votes cast. Votes withheld and broker nonvotes will not be included in vote totals and will not affect the outcome of the vote.

Information regarding the Board and the four nominees begins on page 4 of this proxy statement. In voting for directors, you can specify whether your shares should be voted for all, some or none of the nominees for director. If a director nominee for whom you authorize us to vote your proxy becomes unavailable before the meeting, your proxy authorizes us to vote for a replacement nominee if the Board names one. If you sign and return the proxy card, but do not specify how you want to vote your shares, we will vote them "For" the election of all nominees for director.

We do not expect any additional business to be presented to shareholders for a vote at the meeting. However, if other business is properly raised at the meeting on which a vote may properly be taken, your proxy card authorizes the people named as proxies to vote in accordance with their judgment.

About Proxies

Giving Equifax representatives your proxy means that you authorize them to vote your shares at the meeting in the manner you direct. You may receive more than one proxy card depending on how you hold your shares. Shares registered in your name and shares held in your Investor's Service Plan (dividend reinvestment) account are covered by one card. Equifax employees receive a separate card for any shares they hold in their 401(k) Retirement and Savings Plan. Also, if you hold shares through someone else, such as your stockbroker, you may get material from them asking how you want to vote.

You can revoke your proxy at any time before it is voted through one of the following four ways:

  (1) by sending a written statement of revocation to the Secretary of Equifax;

  (2)  by voting again by telephone or Internet;

  (3) by submitting another proxy card that is properly signed with a later date; or

  (4)  by voting in person at the meeting.

Instead of voting by proxy, you may also choose to vote in person at the meeting. However, we recommend that you vote by proxy even if you plan to attend the meeting.

Equifax pays the cost of soliciting proxies. We are paying Morrow & Co., Inc. a fee of $6,000, plus expenses, to help with the solicitation. We will also reimburse brokers, nominees, fiduciaries and other custodians for their reasonable fees and expenses for sending these materials to you and getting your voting instructions. In addition to this mailing, Equifax employees may solicit proxies in person, by telephone, facsimile transmission or electronically.

-------------------------------------------------------------------------------

ADDITIONAL INFORMATION

This proxy statement and the form of proxy will be mailed to shareholders beginning March 30, 2001. With this proxy statement, we are sending you Equifax's 2000 Annual Report, including consolidated financial statements. If you have questions or need more information about this proxy statement or the annual meeting, you may write to: Kent E. Mast, Corporate Vice President, General Counsel & Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302.

-------------------------------------------------------------------------------

SHAREHOLDER PROPOSALS FOR THE 2002 MEETING

The deadline for shareholder proposals to be included in the proxy materials for next year's annual meeting is November 24, 2001. Any proposal that a shareholder intends to present at next year's annual meeting other than through inclusion in the proxy materials must be received no later than February 7, 2002, or else proxies may be voted on such proposals at the discretion of the person or persons holding those proxies.

-------------------------------------------------------------------------------

                      DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors, which currently consists of 11 directors, is responsible for supervising management of the Company. The board met five times in 2000 and all directors attended at least 75% of the total of board meetings and the meetings of the respective committees on which they serve. Consistent with the Company's policies, Dr. Betty Siegel, who served as a director from 1987, retired earlier this year having attained the age of 70.

NOMINEES FOR ELECTION TO TERMS THAT CONTINUE UNTIL 2004 -- ITEM 1

The board is divided into three classes with approximately an equal number of directors in each class. Each class is elected for three-year terms. The board has nominated for terms expiring in 2004 the four candidates named below. Each of them is now a member of the board whose term will expire at this year's annual meeting. Each director will serve for three years or until he or she is succeeded by another qualified director.

The Board of Directors recommends that you vote "FOR" all nominees named in
Item 1.

[PHOTO]

                       Lee A. Ault, III

                       Director since 1991. Chairman of the Board of In-Q-Tel, Inc., an information technology company, since August 1999. During the prior five years, he was a private investor following his retirement from the Company in 1992 as Chief Executive Officer of Telecredit, Inc. (now known as Equifax Payment Services, Inc.). He is also a director of Office Depot, Inc.; American Variable Insurance Series; and Pacific Crest Outward Bound School. Age: 64

[PHOTO]

                       John L. Clendenin

                       Director since 1982. Retired Chairman of the Board of BellSouth Corporation, a communications services company. He served as Chairman, President and Chief Executive Officer of BellSouth Corporation from October 1983 until his retirement in December 1996. He continued to serve as Chairman until December 1997. He is also a director of The Kroger Company; Coca-Cola Enterprises, Inc.; Springs Industries, Inc.; Home Depot Inc.; National Service Industries, Inc.; and Powerwave Technologies. Age: 66



[PHOTO]


                       A. William Dahlberg

                       Director since 1992. Chairman of the Board of Mirant Corporation, an international energy producer. Previously, since 1995, he served as Chairman and Chief Executive Officer of The Southern Company and, prior to that time, was President and Chief Executive Officer of Georgia Power Company. He is also a director of SunTrust Banks, Inc. and Protective Life Corporation. Age: 61



[PHOTO]


                       L. Phillip Humann

                       Director since 1992. Chairman, President and Chief Executive Officer of SunTrust Banks, Inc., a multi-bank holding company, since 1998. From 1991 to 1998 he served as President of SunTrust Banks. He is also a director of Coca-Cola Enterprises, Inc. and Haverty Furniture Companies, Inc. Age: 55

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2003

[PHOTO]

                       Lee A. Kennedy

                       Director since 1999. President and Chief Operating Officer of Equifax Inc., since 1999. Before assuming his current position, Mr. Kennedy served as Executive Vice President and Group Executive, Equifax Payment Services from 1995 to 1997. Age: 50


[PHOTO]

                       Larry L. Prince

                       Director since 1988. Chairman of the Board and Chief Executive Officer of Genuine Parts Company, an automotive parts wholesaler from 1990. He is also a director of SunTrust Banks, Inc.; Crawford & Co.; Southern Mills, Inc.; and John H. Harland Company.
                       Age: 62



[PHOTO]

                       Louis W. Sullivan, M.D.

                       Director since 1995. President of Morehouse School of Medicine, a private medical school located in Atlanta, Georgia, since 1993. From March 1989 to January 1993, he was Secretary of the U.S. Department of Health and Human Services. He is also a director of Minnesota Mining and Manufacturing Company; Bristol-Myers Squibb; CIGNA Corporation; Georgia-Pacific Corporation; and Household International.
                       Age: 67

[PHOTO]

                       Jacquelyn M. Ward

                       Director since 1999. Outside Managing Director of Intec Telecom Systems, PLC, a telecommunications systems and software company. Previously, Ms. Ward was President and Chief Executive Officer of Computer Generation Incorporated for more than five years. She is also a director of SCI Systems, Inc.; Trigon Blue Cross Blue Shield; Bank of America; Matria Healthcare, Inc.; Premiere Technologies, Inc.; Profit Recovery Group; and Flowers Industries, Inc. Age: 62


DIRECTORS WHOSE TERMS CONTINUE UNTIL 2002

[PHOTO]

                       Thomas F. Chapman

                       Director since 1994. Became Chairman and Chief Executive Officer of Equifax Inc. in May 1999 and was previously President and Chief Executive Officer of the Company (1998-1999); President and Chief Operating Officer (1997- 1998) and Executive Vice President and Group Executive of the Company's former Financial Services Group (1993-1997). He is also a director of The Southern Company. Age: 57


[PHOTO]

                       Robert P. Forrestal

                       Director since 1996. Since 1998, Of Counsel to Smith, Gambrell & Russell, a law firm located in Atlanta, Georgia, where he was previously a partner (1996-
                       1998). He was President and Chief Executive Officer of the Federal Reserve Bank of Atlanta from 1983 to 1995. He is also a director of Genuine Parts Company; ING North America Company; and ING Advisory Council (The Netherlands). Age: 69


[PHOTO]

                       D. Raymond Riddle

                       Director since 1989. Since 1996, retired Chairman of the Board and Chief Executive Officer of National Service Industries, Inc., a diversified manufacturing and service company. He is also a director of AGL Resources Inc.; Atlantic American Corporation; Munich American Reassurance Company; and AMC, Inc. Age: 67

-------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS

The compensation of non-employee directors consists of cash and stock options. Employee directors are not paid for their service as directors. The Company's bylaws require all directors to own Equifax stock while serving as a director.

Director Fees:

  Annual board membership fee.......................................... $20,000
  Annual Executive Committee membership fee............................ $ 4,000
  Annual Committee Chairman fee........................................ $ 4,000
  Attendance fee for each board and committee meeting.................. $ 1,000

Deferred Compensation Plan. Under this plan, a non-employee director may defer up to 100% of his or her fees and invest them in either an interest bearing account (earning the prime lending rate) or Equifax common stock units. Each common stock unit is equal in value to a share of Equifax common stock, and earns additional stock units equal in value to dividends paid. In general, deferred amounts are not paid until after the director retires from the board. The amounts are then paid, at the director's option, either in a lump sum or in annual installments over a period of up to ten years. All directors participating in the Plan have elected to invest all deferred fees in Equifax common stock units.

Stock Option Plan. Each year on the date of the annual shareholders' meeting, non-employee directors receive an option to purchase 2,000 shares of Equifax common stock. The exercise price is equal to the fair market value of the common stock on that day. These options become fully vested one year after the date granted and expire five years after the date of grant.

-------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors appoints committees to help carry out its duties. Board committees work on key issues in greater detail than is generally possible at full board meetings. Each committee reviews the results of its meetings with the full Board. Currently the Board has four committees, each of which is described below. The table that follows indicates the membership and number of meetings in

2000 of each committee. All directors attended at least 75% of the total Board meetings and the meetings of the respective committees on which they serve.

                                              Compensation
                                               and Human   Public
         Director          Executive  Audit    Resources   Issues*
------------------------------------------------------------------
  No. of meetings in 2000      5        5          3          0
------------------------------------------------------------------
  Ault                                                        X
------------------------------------------------------------------
  Chapman                  Chairman                           X
------------------------------------------------------------------
  Clendenin                    X
------------------------------------------------------------------
  Dahlberg                     X     Chairman
------------------------------------------------------------------
  Forrestal                             X          X
------------------------------------------------------------------
  Humann                                           X
------------------------------------------------------------------
  Kennedy                      X
------------------------------------------------------------------
  Prince                                        Chairman
------------------------------------------------------------------
  Riddle                       X        X
------------------------------------------------------------------
  Sullivan                              X
------------------------------------------------------------------
  Ward                                  X

* In accordance with the Company's policies Dr. Betty Siegel, formerly Chairman of the Public Issues Committee, retired earlier this year upon attaining the age of 70.

Executive Committee. Exercises the powers of the Board in managing the business and property of the Company during the intervals between Board meetings, subject to Board discretion, and also recommends nominees for election as director. Shareholder nominations for director should be submitted in writing to the Company's Secretary in accordance with the Company's bylaws.

Audit Committee. Responsible, pursuant to written charter, for review of (1) the Company's financial reports and other financial information, (2) systems of internal controls regarding finance, accounting, legal, compliance and ethics, and (3) auditing, accounting and financial reporting processes. The Committee recommends to the Board the selection of independent public accountants to audit the Company's books and records and also consults with the independent accountants to review and approve the scope of their audit and other work. The committee meets with management and the director of internal audit as necessary. A copy of the Audit Committee charter is included in this Proxy Statement as Appendix A.

Compensation and Human Resources Committee. Responsible, pursuant to written charter, for approving and monitoring executive compensation plans, policies and programs. The committee also approves the compensation of and grants made to the Company's senior management; although, the salary and incentive compensation awards of the Chief Executive Officer must be ratified by the Board of Directors. The committee also advises management on succession and other significant human resources matters, monitors the effectiveness and funding of the U.S. Retirement Income Plan and 401(k) Retirement and Savings Plan and approves or reviews significant employee benefit plan actions.

Public Issues Committee. This committee monitors, as necessary, public issues of interest to the shareholders, the Company, the business community or the general public and makes recommendations to the Board and Company management.

-------------------------------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Humann is Chairman, President and Chief Executive Officer of SunTrust Banks, Inc., and Mr. Prince serves as a director of SunTrust Banks, Inc. which owns SunTrust Bank. In 2000, the Company was indebted, in the ordinary course of its business, to SunTrust Bank. The highest amount owed to SunTrust Bank in 2000 was $71,160,000 and the Company was charged competitive rates of interest. The Company currently has a committed revolving credit agreement with SunTrust Bank and nine other commercial banks under which the Company can borrow up to $750 million for general corporate purposes over a five-year period. Rates of interest charged under this credit agreement are competitive.

In connection with the October, 2000 sale of the Company's collection services business, the Company provided a group of banks a guarantee in an amount of up to $65.5 million. SunTrust purchased and funded a portion of this financing, and as of December 31, 2000 SunTrust's amount outstanding under this facility was $14,430,050.

Prior to joining the Company in November 2000 as Corporate Vice President, General Counsel & Secretary, Kent E. Mast was a partner with the law firm Kilpatrick Stockton LLP, one of several law firms that the Company uses for various matters. In 2000, the Company paid $4,387,013 to Kilpatrick Stockton LLP for legal services rendered.

-------------------------------------------------------------------------------

INFORMATION REGARDING INDEPENDENT PUBLIC ACCOUNTANTS

The Board has approved selection of Arthur Andersen LLP as the Company's independent accountants to audit Equifax's books of account and other corporate records for 2001. Representatives of Arthur Andersen LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire and will be available to answer questions.

Fees Paid to Independent Public Accountants

  Audit Fees
  Fees relating to audit of the Company's annual financial
  statements for 2000 and the reviews of the financial statements
  filed on Forms 10-Q in 2000.                                      $  970,000
------------------------------------------------------------------------------
  Fees for Information Systems Services
  Financial Information Systems Design and Implementation Fees.     $        0
------------------------------------------------------------------------------
  All Other Fees
  Fees paid for all other services (Other fees consists of
  $1,104,000 of tax services related to the spin-off of Payment
  Services, $600,000 for tax compliance and tax consulting,
  $490,000 for SAS 70 reviews and other services, plus $2,983,000 to Andersen Consulting (an affiliate of Arthur Andersen prior to its separation on August 7, 2000) for assistance in developing
  processes for the Company's marketing services business).         $5,177,000


Board Audit Committee Report

The Audit Committee oversees the Company's financial reporting process and internal controls on behalf of the Board of Directors. The Committee is composed of independent directors and operates under a written charter approved by the board. A copy is attached as Appendix A to this Proxy Statement.

Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and has represented to us that the 2000 consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the audited financial statements in the Annual Report with management and with Arthur Andersen, the Company's independent accountants.

We reviewed further with Arthur Andersen the matters required to be discussed under Statement on Auditing Standards No. 61

("Communication with Audit Committees"). The Committee also received from, and discussed with, Arthur Andersen written disclosures and the letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"). The Committee considered whether the provision of non-audit services by Arthur Andersen is compatible with maintaining auditor independence.

The Committee reviewed the overall scope and plans for their respective audits with the Company's internal auditors and Arthur Andersen. We met with the internal auditors and Arthur Andersen, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. We also recommended, and the board approved, selection of Arthur Andersen as the Company's independent accountants for 2001.

A. William Dahlberg, Chairman
D. Raymond Riddle
Louis W. Sullivan, M.D.
Robert P. Forrestal
Jacquelyn M. Ward

-------------------------------------------------------------------------------

                         STOCK OWNERSHIP OF DIRECTORS
                            AND EXECUTIVE OFFICERS

The table below shows the number of shares of Equifax common stock each director, nominee for director and each of the five most highly compensated executive officers beneficially owned as of February 28, 2001. We also show the aggregate number of shares beneficially owned by the director and executive officer group as a whole.

                                                             Percent of Class
                                                Amount and      (Based on
                                                Nature of    Number of Shares
                                                Beneficial  Outstanding as of
Name                                           Ownership(1) February 28, 2001)
----                                           ------------ ------------------
Directors and Nominees
Lee A. Ault, III..............................    101,981            *
John L. Clendenin.............................     15,273            *
A. William Dahlberg...........................     14,873            *
Robert P. Forrestal...........................     11,582            *
L. Phillip Humann.............................     15,873            *
Larry L. Prince...............................     14,873            *
D. Raymond Riddle.............................     28,873            *
Louis W. Sullivan, M.D. ......................     13,496            *
Jacquelyn M. Ward.............................      4,600            *
Named Executive Officers
Thomas F. Chapman.............................    814,350            *
William V. Catucci............................     92,469            *
Lee A. Kennedy................................    332,088            *
Philip J. Mazzilli............................    107,291            *
Larry J. Towe.................................    159,339            *
All Directors and Executive Officers as a
  Group (23 persons)..........................  2,598,044          1.8%

-----------
 *   Less than 1%
(1) Includes shares held in the Company 401(k) Retirement and Savings Plan and stock options exercisable on February 28, 2001, or 60 days thereafter, as follows: Mr. Ault -- 8,291 option shares; Mr. Clendenin -- 6,000 option shares; Mr. Dahlberg -- 10,582 option shares; Mr. Forrestal -- 8,291 option shares; Mr. Humann -- 10,582 option shares; Mr. Prince -- 10,582 option shares; Mr. Riddle -- 10,582 option shares; Dr. Sullivan -- 10,582 option shares; Ms. Ward -- 4,000 option shares; Mr. Chapman -- 6,301 Savings Plan shares and 648,199 option shares; Mr. Catucci -- 198 Savings Plan shares and 92,271 option shares; Mr. Kennedy -- 32,068 Savings Plan shares and 229,096 option shares; Mr. Mazzilli -- 670 Savings Plan shares and 32,952 option shares; and Mr. Towe -- 2,525 Savings Plan shares and 134,524 option shares, and for all directors and Executive Officers as a Group -- 65,539 Savings Plan shares and 1,949,706 option shares.

-------------------------------------------------------------------------------

STOCK OWNERSHIP REPORTING COMPLIANCE

Based on Company records and other information, Equifax believes that in 2000 each of its directors and executive officers complied with all applicable Securities and Exchange Commission filing obligations for reporting ownership of and transactions in the Company's securities.

-------------------------------------------------------------------------------

STOCK OWNERSHIP BY BENEFICIAL OWNER

The table below shows the number of shares of common stock owned by General Electric Pension and GE Asset Management Incorporated on December 31, 1999, as reported under Section 13(g) of the Securities Exchange Act of 1934.

                                       Amount and      Percent of Class (Based
                                         Nature          on Number of Shares
Beneficial Owner                      of Beneficial        Outstanding --
Name and Address                        Ownership        September 30, 2000)
----------------                      -------------    -----------------------
Trustees of General Electric Pension
  Trust and GE Asset Management
  Incorporated 3003 Summer Street,
  Stamford, Connecticut 06905.......    9,502,570(/1/)          6.73%

-----------
(1) As reported in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001, the Trustees of General Electric Pension Trust have shared voting and dispositive power for 2,942,546 shares and GE Asset Management Incorporated has sole voting and dispositive power for 6,560,024 shares and shared voting and dispositive power for 2,942,546 shares. General Electric Company disclaims beneficial ownership of all shares reported.


-------------------------------------------------------------------------------

STOCK PERFORMANCE GRAPHS

The following graphs compare the five-year cumulative total return among investments in Equifax, S&P 500 and the Dow Jones Industrial Services Index. The graphs assume that $100 was invested in Equifax stock and each index on December 31, 1995 (as required by SEC rules) and December 31, 1990, respectively, and that all quarterly dividends were reinvested. The total cumulative dollar returns shown on the graphs represent the value that such investments would have had on December 31 of each subsequent year.

 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

   VALUE OF $100 INVESTED AT YEAR-END 1995
                      12/95    12/96    12/97    12/98    12/99    12/00
                     -------  -------  -------  -------  -------  -------
Equifax Inc.           $100     $145     $190     $185     $129     $159
S & P 500              $100     $123     $164     $211     $255     $232
Dow Jones
 Industrial Services   $100     $108     $121     $138     $178     $114

 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN

   VALUE OF $100 INVESTED AT YEAR-END 1990
                      12/90    12/91    12/92    12/93    12/94    12/95
                     -------  -------  -------  -------  -------  -------
Equifax Inc.           $100     $100     $134     $183     $180     $297
S & P 500              $100     $130     $140     $155     $157     $215
Dow Jones
 Industrial Services   $100     $100     $110     $122     $123     $163

                      12/96    12/97    12/98    12/99    12/00
                     -------  -------  -------  -------  -------
Equifax Inc.           $430     $562     $547     $382     $471
S & P 500              $265     $353     $454     $550     $500
Dow Jones
 Industrial Services   $176     $197     $225     $292     $187

-------------------------------------------------------------------------------

                        EXECUTIVE OFFICER COMPENSATION

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE ON EXECUTIVE
COMPENSATION

Guiding Principals

The Compensation and Human Resources Committee sets salaries, incentive compensation plans and compensation policies for Executive Officers. The Board of Directors must ratify the salary and incentive compensation of the Chief Executive Officer.

The Committee is composed of independent directors, each of whom is a "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934, and is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

During 2000, the Committee reaffirmed its goals for the Executive Officer compensation program, which include:

  . Market-competitive total compensation opportunities to attract and retain talented executives

  .   Strong links between Company performance and total compensation

  .   Emphasis on long-term performance of the Company

  .   Encouraging and facilitating Executive Officer stock ownership

The Committee believes that these goals are consistent with the Company's overall objective of enhancing shareholder value.

The Committee seeks to facilitate deduction of Executive Officer compensation expense for income tax purposes. Section 162(m) of the Internal Revenue Code limits this deduction to $1 million for the officers named in the compensation tables on the following pages unless certain requirements are met. The Company meets these requirements. All members of the Committee are "outside directors," and the Committee approves goals and awards under the compensation plans of the Company. In addition, the Company's shareholders have approved adoption of, and amendments to, the Company's several plans.

The Committee believes that in order to attract the highest caliber executive talent the Company must offer total compensation that is attractive in the relative competitive marketplace. The Committee periodically reviews the Executive Compensation program in light of competitive data and modifies the compensation components consistent with the best interests of the Company.

The Committee believes that ownership of the Company's stock by management aligns management's interests with those of shareholders. The Company uses various methods to encourage and facilitate such stock ownership. These include share ownership guidelines for senior executives, which have been established at levels consistent with those in other companies and extend to approximately 200 Company executives, including the Executive Officers. Also, as discussed below, senior executives may forego cash payment of Annual Incentives in favor of Stock Options.

Executive Officer Compensation Specifics

Principal elements of Executive Officer compensation are Base Salary, Annual Incentive, Long-Term Incentive and Stock Options. The goal is to establish salaries and design incentive opportunities that provide to the Executive Officer a median competitive level of compensation, but which will deliver above-market total compensation in response to outstanding performance by the officer and his or her business unit.

Base Salary: Executive Officer salaries are determined on the basis of competitive market data, job performance, level of responsibility and other factors. Salary reviews normally are scheduled at 12-month intervals.

Mr. Chapman's base annual salary was increased in January 2000 to $700,000, representing an increase of 7.7%. In approving this salary increase, the Committee considered competitive salaries for comparable job responsibilities and Mr. Chapman's personal performance.

Annual Incentive: Annual performance objectives are set at the beginning of each year based upon financial plans approved by the board. A minimum level of performance is set, and no incentive is paid if this level of performance is not achieved. Levels of performance are established for target and maximum incentive payments.

For 2000, Mr. Chapman's Annual Incentive was targeted to pay 70% of his salary, with a maximum opportunity of 210%. Mr. Chapman's earned Annual Incentive for 2000 was 37% of salary due to the Company's performance against the various criteria underlying the Incentive. His Annual Incentive was dependent on achieving certain revenue and profit growth targets and individual performance. For other Executive Officers, Annual Incentive was dependent on a combination of Company financial criteria, business unit financial results, and certain non-financial goals, depending on their job roles.

Executive Officers may elect to forego cash payment of all or part of an earned Annual Incentive and receive instead options to purchase Company stock. The Committee believes that this election opportunity provides an excellent vehicle for expanding Executive Officers' stock ownership and identification with shareholder interests, which serves to further encourage management's commitment to long-term performance of the Company. To promote conversion elections and in recognition of the associated market risk and deferral of economic benefit, conversion is based on a formula approved by the Committee that employs a greater multiple as higher percentages of Incentive are converted. For 2000, all eligible Executive Officers voluntarily elected to receive Stock Options instead of cash for all or part of their total earned Annual Incentive.

Long-Term Incentives: Long-Term Incentives provide an opportunity to receive payments based on the extent to which financial criteria underlying the Incentive are achieved over the applicable period. Long-Term Incentive grants are designed so that if paid at a targeted level, when combined with Stock Option grants, they deliver to the Executive Officer long-term incentive compensation that, based on competitive data, approximates a median level.

Eligibility for payments under Long-Term Incentives for the measurement period 1998 through 2000 was based on Company performance against the financial criteria underlying the Incentives, primarily economic value added and stock price appreciation. Due to the Company's performance during the measurement period, no amounts were earned under Long-Term Incentives for this period by any of the Executive Officers.

In 2000, Long-Term Incentives payable in cash were granted to the Executive Officers for a three-year period (2000-2003) and for the eighteen-month period (2000-2001). Grants to Mr. Chapman and the four next-highest compensated Executive Officers (the "Named Executive Officers") are shown on the table -- Long-Term Incentives Granted During 2000 -- shown on page 24. The amount to be paid under these Incentives is dependent on the cumulative earnings per share that the Company achieves during the respective period.

Stock Options: The Company makes periodic Stock Option grants to Executive Officers to motivate the officers to contribute to an increase in the value of the Company's stock price. Stock Options are not granted as an award for past personal performance, and the past performance of the Company does not directly affect option grant determinations. Neither Mr. Chapman nor any of the other Named Executive Officers were granted stock options in 2000, except for options resulting from conversion of Annual Incentive or as a condition of new employment. These grants are shown on the table -- Stock Options Granted During 2000 -- on page 23.

Split-Dollar Life Insurance: In 2000, the Committee approved the Executive Life and Supplemental Retirement Benefit Plan which replaced the Company's Supplemental Executive Retirement Plan and is intended to maintain the competitiveness of the Company's benefits. Eligible executives, including the Named Executive Officers, will receive life insurance coverage and deferred cash accumulation benefits. The Company pays policy premiums on behalf of each covered executive. In 2000, 86 executives participated in this plan. For the Named Executive Officers, the amount that the Company paid for the current life insurance benefit, and the economic benefit of the additional premiums paid that will ultimately be returned to the Company is included in the table -- Executive Officer Summary Compensation -- on page 21 under the heading All Other Compensation.


Larry L. Prince, Chairman
L. Phillip Humann
Robert P. Forrestal

-------------------------------------------------------------------------------

                    EXECUTIVE OFFICER SUMMARY COMPENSATION

The table below shows the before-tax compensation for the last three years of the Chief Executive Officer and the four next-highest paid individuals who were Executive Officers at the end of 2000. Information reported is for periods during which each individual was an Executive Officer.

                                 Annual
                             Compensation(1)                         Long-Term Compensation
                             ---------------              --------------------------------------------
                                                                 Grants                Payouts
                                                          --------------------- ----------------------
                                                          Restricted Securities
                                             Other Annual   Stock    Underlying   LTIP     All Other
Name and Principal           Salary   Bonus  Compensation   Grants    Options    Payouts  Compensation
Position                Year   ($)   ($)(2)     ($)(3)    ($)(2)(4)     (#)        ($)       ($)(5)
------------------      ---- ------- ------- ------------ ---------- ---------- --------- ------------
Thomas F. Chapman,..... 2000 698,078 194,711    19,920           0     17,862           0    30,173
 Chairman and Chief     1999 626,961  65,831    20,657           0    280,620     378,356     4,160
 Executive Officer      1998 496,186  71,450    11,562      21,435    200,000   1,169,275     4,800
Lee A. Kennedy,........ 2000 443,846 131,591     6,215           0      4,793           0    31,386
 President and Chief    1999 382,692 169,355     2,476           0    171,006     135,131     4,160
 Operating Officer      1998 323,568 278,515     2,328      37,135      1,000     389,740     5,236
Philip Mazzilli,....... 2000 249,769 217,422     4,703     625,000     57,952           0    21,805
 Executive Vice
 President              1999  96,827       0     1,126           0                      0     2,580
 and Chief Financial
 Officer                1998 192,636  55,479       752      16,644                259,826     4,800
William V. Catucci,.... 2000 357,602  75,000     5,918           0     72,271           0    28,883
 Executive Vice
 President --           1999  52,500  75,000         0           0     30,000           0       350
 The Americas
Larry J. Towe, ........ 2000 304,616  56,674     4,811           0     19,496           0    22,331
 Executive Vice
 President --           1999 239,259  98,440     2,407           0    115,787           0     4,160
 Payment Services

----
(1) Mr. Catucci joined the Company in October 1999 and Mr. Towe became an Executive Officer in July 1999. Mr. Mazzilli was employed with the Company through June 1999 and rejoined the Company in February 2000.
(2) The "Bonus ($)" column represents any Annual Incentive earned and paid in cash for performance for the specified year. In 1998, participants could elect to convert all or part of any earned Annual Incentive into restricted stock, and all amounts earned above a designated percentage of salary were paid in the form of restricted stock. In 1999 and 2000, participants could also elect to convert all or part of earned Annual Incentive into stock options. For any year Annual Incentives converted are included under the "Restricted Stock Awards" or "Securities Underlying Options" columns, respectively, although the grants were not made until the following year.
(3) "Other Annual Compensation" includes allowances for payroll taxes associated with providing executive financial planning and tax services and club memberships, and tax related to split-dollar life insurance.
(4) Dividend income is paid on restricted stock at the same rate as paid to all shareholders. Value of restricted stock shown in table is as of the date of grant. As of December 31, 2000, total restricted stock awards outstanding and related fair market values were as follows: Mr. Chapman -- 11,002 shares ($315,620); Mr. Kennedy -- 1,613 shares ($46,273); Mr.
    Mazzilli -- 25,000 shares ($717,188).
(5) Column "All Other Compensation" includes a Company 401(k) matching contribution in the maximum amount of $5,508 (2000), $4,160 (1999) and $4,800 (1998), respectively, for each officer. Also included for 2000 are premiums paid by the Company pursuant to the Executive Life and Supplemental Retirement Benefit Plan for current life insurance and the economic benefit of additional premiums that will ultimately be returned to the Company for each officer as follows: Mr. Chapman ($14,200/$10,737 -- total is for life insurance coverage only); Mr. Kennedy ($3,900/$22,250); Mr. Catucci ($6,600/$17,047); Mr. Mazzilli
    ($4,186/$12,383); and Mr. Towe ($2,970/$14,125).

-------------------------------------------------------------------------------

STOCK OPTIONS

A stock option allows an individual to purchase shares of common stock at a fixed price (the exercise price) during a specific period of time. In general, whether exercising stock options is profitable to the Executive Officer depends on the relationship between the common stock market price and the option exercise price. At any given time, "vested" options can be "in the money" (the exercise price is less than the market price) or "out of the money," (the exercise price is greater than the market price) depending on the current market price of the stock. The following two tables give more information on stock options granted during 2000 and held by the Named Executive Officers at year-end.

STOCK OPTIONS GRANTED DURING 2000

                                                                           Potential Realizable
                         Number of                                           Value at Assumed
                         Securities   % of Total                           Annual Rates of Stock
                         Underlying    Options      Exercise                Price Appreciation
                          Options     Granted to     Or Base                for Option Term(4)
                          Granted    Employees in     Price     Expiration ---------------------
Name                       (#)(1)   Fiscal Year(2) ($/Share)(3)    Date        5%        10%
----                     ---------- -------------- ------------ ---------- ---------- ----------
Thomas F. Chapman.......   30,620      0.011741%      $21.50    01/31/2010 $  414,020 $1,049,208
                           17,862      0.006849%      $29.07    01/29/2011 $  326,552 $  827,548

Lee A. Kennedy..........   21,006      0.008055%      $21.50    01/31/2010 $  284,027 $  719,780
                            4,793      0.001838%      $29.07    01/29/2011 $   87,625 $  222,060

Philip J. Mazzilli......   50,000      0.019172%      $24.75    04/27/2010 $  778,257 $1,972,256
                            7,952      0.003049%      $29.07    01/29/2011 $  145,378 $  368,417

William V. Catucci......   72,271      0.027712%      $29.07    01/29/2011 $1,849,528 $4,687,066


Larry J. Towe...........   45,787      0.017557%      $21.50    01/31/2010 $  619,097 $1,568,913
                           19,496      0.007476%      $29.07    01/29/2011 $  356,425 $  903,252

-----------
(1) Except as noted below, options have a ten-year term, are 100% vested on the grant date and represent conversions of Annual Incentive earned for 1999 (included in last year's Summary Compensation Table) and 2000 (included in the Summary Compensation Table on page 21) and granted in 2000 and 2001, respectively. Options representing 50,000 shares were issued to Mr. Mazzilli upon his joining the Company and vest in four equal parts beginning on the date of grant.
(2)  Percentage of all options granted in 2000.
(3) The exercise price may be paid in cash or cash equivalent acceptable to the Compensation and Human Resources Committee or by the surrender of shares of common stock held for at least six months with an aggregate fair market value which is not less than the option price.
(4) The dollar amounts under these columns are the result of calculations at 5% and 10% rates of appreciation as required by the SEC.

-------------------------------------------------------------------------------

AGGREGATED OPTION EXERCISES DURING 2000

No Named Executive Officer exercised options during 2000. The table below shows options held by such officers at year-end.

                                                      Number of Securities          Value of Unexercised In-
                                                     Underlying Unexercised           the-Money Options as
                            Shares       Value     Options as of 12/31/00 (#)          of 12/31/00 ($)(1)
                         Acquired on  Realized ($) ------------------------------   -------------------------
Name                     Exercise (#)  or Payout   Exercisable     Unexercisable    Exercisable Unexercisable
----                     ------------ ------------ -------------   --------------   ----------- -------------
Thomas F. Chapman.......     --           --               614,501          175,000  4,542,602     531,250
Lee A. Kennedy..........     --           --               251,796           76,000  2,714,413     318,750
Philip J. Mazzilli......     --           --                12,500           37,500     49,219     147,656
William V. Catucci......     --           --                20,000           10,000     50,000      25,000
Larry J. Towe...........     --           --               110,274           45,004    780,658     154,634

-----------
(1) Represents aggregate excess of market value of shares under option as of December 31, 2000 over the exercise price of the options.

-------------------------------------------------------------------------------

LONG-TERM INCENTIVES GRANTED DURING 2000

The following table lists grants of Long-Term Incentives payable in cash made to the Named Executive Officers in 2000. The value ultimately paid out under Long-Term Incentives depends on the extent to which the financial criteria underlying the Incentive are achieved over the applicable period.

                         Number of  Performance   Estimated Future Payouts Under Non-
                          Shares,     or Other          Stock Price Based Plans
                           Units    Period Until --------------------------------------
                          or Other   Maturation   Threshold      Target      Maximum
Name                     Rights (#)  or Payout   (# of Units) (# of Units) (# of Units)
----                     ---------- ------------ ------------ ------------ ------------
Thomas F. Chapman.......   500,000    06/30/01     250,000       500,000    1,000,000
                         1,200,000    12/31/02     600,000     1,200,000    2,400,000
Lee A. Kennedy..........   250,000    06/30/01     125,000       250,000      500,000
                           600,000    12/31/02     300,000       600,000    1,200,000
Philip J. Mazzilli......   100,000    06/30/01      50,000       100,000      200,000
                           300,000    12/31/01     150,000       300,000      600,000
William V. Catucci......   150,000    06/30/01      75,000       150,000      300,000
                           400,000    12/31/02     200,000       400,000      800,000
Larry J. Towe...........   150,000    06/30/01      75,000       150,000      300,000
                           400,000    12/31/02     200,000       400,000      800,000

-------------------------------------------------------------------------------

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

The Company has entered into an employment agreement with William V. Catucci, Executive Vice President -- The Americas, for the period October 27, 1999 through May 1, 2002, which sets forth the significant elements of Mr. Catucci's employment. The agreement provides for base salary of $350,000 during the first year and $400,000 each year thereafter; eligibility to participate in the Company's Annual Incentive plan with a guaranteed Incentive of 50% of base salary for 2000; bonus of $150,000 payable during the first year of employment; grant of 30,000 stock options and such other related matters as relocation and the right to participate in benefit plans. The agreement also provides to Mr. Catucci certain severance payments in the event that he is terminated without Cause or resigns for Good Reason (as such terms are defined in the agreement). In addition, the agreement embodies a noncompetition agreement and nonsolicitation of customers agreement that would be binding on Mr. Catucci for two years following the termination of his employment with the Company for any reason.

The Company has Change in Control Agreements with each of the Company's Named Executive Officers. These Agreements have renewable five-year terms and become effective only upon a change in control of the Company. A "change in control" is generally defined by the Agreements to mean (i) an accumulation by any person, entity or group of twenty percent or more of the combined voting power of the Company's voting stock, or (ii) a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company, (iii) a sale or disposition of all or substantially all of Company assets, or (iv) a complete liquidation or dissolution of the Company. If any of these events happen and the executive's employment terminates within three years after the date of the change in control, other than from death, disability or for cause or voluntarily other than for "good reason," he or she is entitled to severance pay and other benefits described in the Agreements. The severance payment is equal to three times the sum of (i) that executive's highest annual salary for the twelve months prior to termination, and (ii) the executive's highest bonus for the three years prior to termination. Benefits payable under this Agreement and other compensation or benefit plans of the Company are not reduced because of Section 280G of the Internal Revenue Code. Any payments the executive receives will be increased, if necessary, so that after taking into account all taxes he or she would incur as a result of those payments, the executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Section 4999 of the Code. No payments have been made to any Executive Officer under these Agreements.

-------------------------------------------------------------------------------

RETIREMENT BENEFITS

The Equifax Retirement Plan ("ERP") is the Company's tax qualified retirement plan available to all U.S. employees and provides benefits based on length of service with the Company and a participant's average total earnings up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. ERP benefits are computed by averaging the employee's total earnings (Base Salary and Annual Incentive) for the highest paid thirty-six consecutive months of employment.

Equifax also has another retirement plan, the Supplemental Executive Retirement Plan ("SERP"), under which certain executives may receive additional pension benefits after retirement based on years of credited service (up to 40 years) and final average earnings (base salary and bonus). SERP benefits generally are computed by either multiplying an employee's average total earnings by 1.5%, multiplied by years of credited service, as defined in the SERP, up to 40 years, or average total earnings multiplied by 3%, multiplied by years of credited service, up to 20 years, for the most Senior Executive Officer participants. The SERP was closed to new participants in 1992. As of December 31, 2000, the only Named Executive Officer eligible for both the ERP and the SERP was Thomas F. Chapman. The other Named Executive Officers are eligible only for the ERP.

The following table shows the annual retirement benefits that would be payable on January 1, 2001, on a combined basis under the ERP and SERP at normal retirement (age 65 or later) and various rates of final average earnings and years of service. The ERP benefits are computed in the form of a life annuity without survivorship benefits; however, survivorship benefits are available and are computed as the actuarial equivalent of the life annuity. The SERP benefits are provided in the same form as the ERP benefits. SERP benefits are reduced for ERP benefits and are paid without regard to limitations under federal Internal Revenue Code Sections 401(a) and 415. Neither ERP or SERP benefits are reduced for Social Security benefits.

                             Retirement Plan Table

                                      Years of Service
                 -------------------------------------------------------------------------------
  Final
 Average
 Earnings          15                20                25                30                35
----------       -------           -------           -------           -------           -------
$  200,000       120,000           120,000           120,000           120,000           120,000
   400,000       240,000           240,000           240,000           240,000           240,000
   600,000       360,000           360,000           360,000           360,000           360,000
   800,000       480,000           480,000           480,000           480,000           480,000
 1,000,000       600,000           600,000           600,000           600,000           600,000
 1,200,000       720,000           720,000           720,000           720,000           720,000
 1,400,000       840,000           840,000           840,000           840,000           840,000

The credited years of service for each of the Named Executive Officers as of December 31, 2000 were as follows: Thomas F. Chapman -- 11 years; Lee A. Kennedy -- 19 years; Philip J. Mazzilli -- 9 years; William V. Catucci -- 2 years; and Larry J. Towe -- 6 years.

-------------------------------------------------------------------------------

                                  APPENDIX A

                              AUDIT COMMITTEE OF
                            THE BOARD OF DIRECTORS

                                    CHARTER

I. PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for the Company's (1) financial reports and other financial information provided to any governmental body or the public; (2) systems of internal controls regarding finance, accounting, legal compliance and ethics; and (3) auditing, accounting and financial reporting processes. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Committee has the authority to access internal and external resources as the Committee may require.

II. COMPOSITION

The Audit Committee will consist of three or more directors as determined and elected by the board. Each of these directors shall be independent in accordance with New York Stock Exchange rules and free from any relationship that, in the opinion of the board, would interfere with the exercise of his or her independent judgment as a Committee member. All Committee members must be financially literate, and at least one Committee member must also have accounting or related financial management expertise.

III. MEETINGS

The Committee will meet at least two times annually, or more frequently as circumstances dictate. To foster open communication, the Committee will meet with management, the director of the internal audit department and the independent accountants in separate executive sessions to discuss any matters that should be discussed privately.

The Committee will report its activities and findings to the board on a regular basis.

IV. RESPONSIBILITIES AND DUTIES

The duties and responsibilities of the Audit Committee include:

Documents/Reports Review

 1. Review and update this Charter, at least annually or as conditions dictate.

 2. Review the audited financial statements with management and the independent accountants prior to publication of the annual report and the filing of the Company's Form 10-K to determine that the independent accountants are satisfied with the disclosure and content of the financial statements. Any major changes in accounting principles should be reviewed.

 3. Review periodic internal reports to management prepared by the internal audit department or the independent accountants and management's response along with the status of prior outstanding recommendations.

Independent Accountants and Internal Audit

 4. Recommend to the board the selection of the independent accountants, who will ultimately be accountable to the board and the Committee, and review their compensation. Ensure that the independent accountants submit annually to the Committee a formal written statement (required under Independence

    Standards Board Standard No. 1) delineating all relationships between the independent accountants and the Company, actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and recommend that the board take appropriate action in response to the independent accountants' statement to satisfy itself of the accountants' independence.

 5. Review the performance of the independent accountants and recommend to the board any discharge of the independent accountants when circumstances warrant.

 6. Review with the independent accountants, the internal auditors and management the adequacy and effectiveness of the Company's internal controls and the fullness and accuracy of the Company's financial statements.

 7. Review objectives, activities, organizational structure, qualifications, staffing and budget of the internal audit department.

 8. Ratify the appointment, replacement, reassignment or dismissal of the Vice President of Internal Audit, as approved by the Committee Chairman.

Financial Reporting and Auditing

 9. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

10. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles and underlying estimates as applied in its financial statements.

11. In consultation with the independent accountants, management and the internal audit department, review any major changes or improvements to the Company's financial and accounting principles and practices or internal controls.

12. Establish regular and separate systems of reporting to the Committee by the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of any such judgments.

13. Discuss, either as a Committee or through its Chairman (or designee), with the independent accountants, the internal audit department and management the results of the independent accountants' review of the interim financial information prior to the Company filing its quarterly Form 10-Q with the SEC.

14. After the annual audit, review with the independent accountants and the internal audit department the matters required under Statement of Auditing Standards Nos. 61 and 90 any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and any significant unresolved disagreements with management.

Ethical and Legal Compliance

15. Ensure the Company maintains an appropriate ethics and compliance program and periodically reviews its effectiveness.

16. Review legal, tax and regulatory matters that may have a material impact on the financial statements.

17. Perform any other activities or investigations consistent with this Charter, the Company's Bylaws and governing law or as the Committee or the board determines necessary or appropriate.


-------------------------------------------------------------------------------

                                 [RECYCLE LOGO]